Exhibit 10.11
ORIGINAL
CITY CENTER BELLEVUE
BELLEVUE, WASHINGTON
OFFICE LEASE AGREEMENT
BETWEEN
WA-CITY CENTER BELLEVUE, L.L.C.,
a Delaware limited liability company
(“LANDLORD”)
AND
INTELIUS, INC.,
a Delaware corporation
(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1
2.	Lease Grant	2
3.	Adjustment of Commencement Date; Possession	2
4.	Rent	3
5.	Compliance with Laws; Use	3
6.	Security Deposit	3
7.	Building Services	3
8.	Leasehold Improvements	4
9.	Repairs and Alterations	4
10.	Entry by Landlord	5
11.	Assignment and Subletting	5
12.	Liens	6
13.	Indemnity and Waiver of Claims	7
14.	Insurance	7
15.	Subrogation	7
16.	Casualty Damage	8
17.	Condemnation	8
18.	Events of Default	9
19.	Remedies	9
20.	Limitation of Liability	10
21.	Relocation	10
22.	Holding Over	10
23.	Subordination to Mortgages; Estoppel Certificate	11
24.	Notice	11
25.	Surrender of Premises	11
26.	Miscellaneous	11

OFFICE LEASE AGREEMENT
     THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of February 24 , 2006, by and between, WA-CITY CENTER BELLEVUE, L.L.C., a Delaware limited liability company (“Landlord”) and INTELIUS, INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A-1 (Outline and Location of Premises), Exhibit A-2 (Legal Description) Exhibit B (Expenses and Taxes), Exhibit C (Work Letter — Intentionally Omitted), Exhibit D (Commencement Letter — Intentionally Omitted), Exhibit E (Building Rules and Regulations) and Exhibit F (Additional Provisions).
1.	Basic Lease Information.
1.01	“Building” shall mean the building located at 500 108th Avenue NE, Bellevue, Washington, commonly known as City Center Bellevue. “Rentable Square Footage of the Building” is deemed to be 468,068 square feet.

1.02	“Premises” shall mean the area shown on Exhibit A-1 to this Lease. The Premises is located on the 25th floor and known as suite 2500. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 12,282 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct. Landlord and Tenant acknowledge that such measurements were performed in accordance with the ANSI/BOMA Z 65.1-1996 standard.

1.03	“Base Rent”:

	Annual Rate	Monthly
Period	Per Square Foot	Base Rent
7/1/06 through 6/30/07	$27.68	$28,330.48
7/1/07 through 6/30/08	$28.16	$28,821.76
7/1/08 through 6/30/09	$28.66	$29,333.51
7/1/09 through 6/30/10	$29.15	$29,835.03
7/1/10 through 6/30/11	$29.64	$30,336.54
7/1/11 through 6/30/12	$30.13	$30,838.06
7/1/12 through 7/31/12	$30.61	$31,329.34
     Notwithstanding anything in this Section 1.03 to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of Base Rent in the amount of $28,330.48 per month for the first 3 consecutive full calendar months of the Term (the “Base Rent Abatement Period”). The total amount of Base Rent abated during the Base Rent Abatement Period shall equal $84,991.44 (the “Abated Base Rent”). During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.
1.04	“Tenant’s Pro Rata Share”: 2.6240%.

1.05	“Base Year” for Taxes (defined in Exhibit B): 2006; “Base Year” for Expenses (defined in Exhibit B): 2006.

1.06	“Term”: A period of 73 months. Subject to Section 3, the Term shall commence on July 1, 2006 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on July 31, 2012 (the “Termination Date”).

1.07	Allowance(s): None.

1.08	“Security Deposit”: $30,850.00, as more fully described in Section 6.

1.09	“Guarantor(s)”: As of the date of this Lease, there are no Guarantors.

1.10	“Broker(s)”: Washington Partners, Inc. (“Tenant’s Broker”), which represented Tenant in connection with this transaction, and Equity Office Properties Management Corp. (“Landlord’s Broker”), which represented Landlord in connection with this transaction.

1.11	“Permitted Use”: General office use; provided that in no event shall the Premises, or any portion of the Premises, be used (i) to sell whole bean coffee, espresso or related coffee drinks of any kind; (ii) for the preparation and sale of submarine sandwiches; or (iii) to operate an executive suite service.

1.12	“Notice Address(es)”:

Landlord:	Tenant:

WA-City Center Bellevue, L.L.C.	Prior to the Commencement Date:
c/o Equity Office Management, L.L.C.
701 5th Avenue	500 108 Avenue N.E., Suite 1640
Suite 4000	Bellevue, Washington 98004
Seattle, Washington 98104
Attn: Property Manager, City Center Bellevue	From and after the Commencement Date: the Premises.
A copy of any notices to Landlord shall be sent to Equity Office, One Market, Spear Tower, Suite 600, San Francisco, California 94105, Attn: Seattle Regional Counsel.
1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

1.14	“Landlord Work” [Intentionally Omitted]

1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.
2.	Lease Grant.
     The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).
3.	Adjustment of Commencement Date; Possession.
     3.01 [Intentionally Omitted]
     3.02 The Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The commencement date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4.	Rent.
     4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as "Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and any recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each applicable calendar month without notice or demand, provided that the installment of Base Rent for the fourth full calendar month of the Term, shall be payable upon the execution of this lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after receipt of billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Rent shall be deemed paid by Tenant when the appropriate payment is received at the correct address designated by Landlord. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a calendar year. In addition, any past due Rent shall accrue interest at 12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this lease.
     4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.
5.	Compliance with Laws; Use.
     The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9).
6.	Security Deposit.
     The Security Deposit shall be delivered to Landlord upon the execution of this lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent, to cure any Default (defined in Section 18) by Tenant, or to satisfy any other loss or damage resulting from Tenant’s Default as provided in Section 19. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 Business Days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.
7.	Building Services.
     7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service

Hours, although Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service (as of the date hereof, Landlord’s charge for after hours heating and air conditioning service is $35.00 per hour, subject to change from time to time, provided that in no event shall Landlord’s charge for after hours HVAC service exceed $35.00 during the initial Term) and providing such prior notice as is reasonably specified by Landlord; (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property.
     7.02 Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (a) through inclusion in Expenses (except as provided for excess usage); (b) by a separate charge payable by Tenant to Landlord; or (c) by separate charge billed by the applicable utility company and payable directly by Tenant. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and for the cost of purchasing and installing the measuring device(s).
     7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.
8.	Leasehold Improvements.
     All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, in compliance with the National Electric Code or other applicable Law, shall remove any Cable (defined in Section 9.01 below). In addition, Landlord, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (the Cable and such other items collectively are referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications installed or made by or at the request of Tenant. The Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, including any Initial Alterations or Landlord Work, as such terms may be defined in the Work Letter attached as Exhibit C, may request in writing that Landlord advise Tenant whether the Alteration, including any Initial Alterations or Landlord Work, or any portion thereof, is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables.
9.	Repairs and Alterations.
     9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling and related equipment existing in the Premises as of the date of this Lease or that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. Subject to the terms of Section 15 below, to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises that Tenant is required to make hereunder for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 7% of the cost of the repairs.
     9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC) , electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.
     9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (any such alterations, repairs, additions, improvements or Cable performed or installed by or at the request of Tenant shall be collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 7% of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.
10.	Entry by Landlord.
     Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.
11.	Assignment and Subletting.
     11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 18, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.
     11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 40% of the Rentable Square Footage of the Premises for more than 50% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.
     11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.
     11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change, or in the event of a Transfer to an Affiliate (defined below), Tenant continues to have a net worth equal to or greater than Tenant’s net worth at the date of this Lease or the Affiliate has a net worth equal to Tenant’s net worth at the date of this Lease; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.
12.	Liens.
     Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.
     Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury to such third party occurring in the Premises during the Term or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties (excluding any Landlord Related Parties), (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord or the Landlord Related Parties. Notwithstanding the foregoing, except as provided in Section 15 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the negligence or willful misconduct of Landlord or any Landlord Related Parties.
14.	Insurance.
     Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence (provided that if this coverage is unavailable from the Worker’s Compensation carrier or applicable State Fund, a “Stop Gap Liability” endorsement to the Commercial General Liability Policy is acceptable). Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), EOP Operating Limited Partnership, Equity Office Properties Trust and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear. In addition, Landlord shall be named as a loss payee with respect to Property/Business Interruption Insurance on the Leasehold Improvements. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain.
15.	Subrogation.
     Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.
16.	Casualty Damage.
     16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 210 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.
     16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.
17.	Condemnation.
     Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.	Events of Default.
     In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 3 Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 90 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on 3 separate occasions during any 12 month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.
19.	Remedies.
19.01	Upon Default, Landlord shall have the right to pursue anyone or more of the following remedies:
     (a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant. Notwithstanding the above, if Landlord relets the Premises for a term (the “Relet Term”) that extends past the Termination Date of this Lease (without consideration of any earlier termination pursuant to this Section 19), the Costs of Reletting which may be included in Landlord’s damages under this Lease shall be limited to a prorated portion of the Costs of Reletting, based on the percentage that the length of the Term remaining on the date Landlord terminates this Lease or Tenant’s right to possession bears to the length of the Relet Term. For example, if there are 2 years left on the Term at the time that Landlord terminates possession and, prior to the expiration of the 2 year period, Landlord enters into a lease with a Relet Term of 10 years with a new tenant, then only 20% of the Costs of Reletting shall be included when determining Landlord’s damages.
     (b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.
     19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the state in which the Building is located.

     19.03 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.
     19.04 Notwithstanding anything to the contrary in this Section 19, Landlord shall use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 11.
20.	Limitation of Liability.
     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. FOR PURPOSES HEREOF, “INTEREST OF LANDLORD IN THE PROPERTY” SHALL INCLUDE RENTS DUE FROM TENANTS, INSURANCE PROCEEDS, PROCEEDS FROM CONDEMNATION OR EMINENT DOMAIN PROCEEDINGS, AND PROCEEDS FROM THE SALE OF THE BUILDING (COLLECTIVELY, “PROCEEDS”). NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL TENANT BE ENTITLED TO RECOVER PROCEEDS FROM ANY LANDLORD RELATED PARTY OR ANY OTHER THIRD PARTY AFTER SUCH PROCEEDS HAVE BEEN DISTRIBUTED OR PAID TO SUCH LANDLORD RELATED PARTY OR OTHER THIRD PARTY.
21.	Relocation.
     Landlord, at its expense, at any time before or during the Term, may relocate Tenant from the Premises to space of reasonably comparable size and utility (“Relocation Space”) within the Building, or any of other buildings commonly known as Symetra Financial Center or Key Center, upon 60 days’ prior written notice to Tenant. The Relocation Space must contain similar quality finishes as the Premises, similar views as the Premises, and approximately the same Rentable Square Footage as the Premises as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. From and after the date of the relocation, the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space. Landlord shall pay Tenant’s reasonable costs of relocation, including all costs for moving Tenant’s furniture, equipment, supplies and other personal property, as well as the cost of printing and distributing change of address notices to Tenant’s customers and three month’s supply of stationery showing the new address.
22.	Holding Over.
     If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.
23.	Subordination to Mortgages; Estoppel Certificate.
     Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a "Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.
24.	Notice.
     All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.
25.	Surrender of Premises.
     At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.
26.	Miscellaneous.
     26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.
     26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.
     26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).
     26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any obligations of Landlord arising hereunder after such transfer and Tenant agrees to look solely to the successor in interest of Landlord for the performance of all such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed all such obligations.
     26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option.
     (a) Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.
     (b) Agency Disclosure. At the signing of this Lease, Landlord’s leasing agent, Donald Matt, of Equity Office Properties Management Corp. represented (X) Landlord, (___) Tenant, or (___) both Landlord and Tenant. At the signing of this Lease, Tenant’s agent, Craig Levine, of Washington Partners, Inc., represented (___) Landlord, (X) Tenant, or (___) both Landlord and Tenant. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to such party in this transaction, as required by RCW 18.86.030(1)(g).
     (c) Landlord and Tenant, by their execution of this Lease, each acknowledge and agree that they have timely received a pamphlet on the law of real estate agency as required under RCW 18.86.030(1)(f).
     26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.
     26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.
     26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

[SIGNATURES ARE ON THE FOLLOWING PAGE]
     Landlord and Tenant have executed this lease as of the day and year first above written.

LANDLORD: WA-CITY CENTER BELLEVUE, L.L.C., a Delaware limited liability company
By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:	/s/ M. Patrick Callahan
M. Patrick Callahan
Senior Vice President Seattle Region

TENANT: INTELIUS, INC., a Delaware corporation
By:	/s/ Paul T. Cook
Name: Paul T. Cook
Title: CFO

Tenant’s Tax ID Number (FEIN):

THIS PAGE IS REQUIRED IF PROPERTY IS IN
OHIO OR WASHINGTON STATE
LANDLORD ACKNOWLEDGMENTS

STATE OF	Washington	)
COUNTY OF	King	)ss:
I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that M. Patrick Callahan, personally known to me to be the Sr. Vice President —Seattle Region of Equity Office Properties Trust, a Maryland real estate investment trust, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.
GIVEN under my hand and seal this 24th day of February, 2006.
     [Notary Seal of Nathan Paul Good]

/s/ Nathan Paul Good
Notary Public

My Commission Expires:	1/9/08

STATE OF	WA	)
COUNTY OF	KING	)ss:
On this the 13 day of February , 2006, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgements personally appeared Paul Cook known to me to be CFO of INTELIUS, INC., a Delaware corporation one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so do to, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.
IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Lesa K. Merrick
Notary Public

My Commission Expires:	01/23/07

     [Notary Seal of Lesa K. Merrick]

FIRST AMENDMENT
     THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of December 29 , 2006, by and between WA-CITY CENTER BELLEVUE, L.L.C., a Delaware limited liability company (“Landlord”) and INTELIUS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.	Landlord and Tenant are parties to that certain lease dated February 24, 2006, which lease has not been previously amended (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 12,282 rentable square feet (the “Original Premises”) described as Suite No. 2500 on the 25th floor of the building commonly known as City Center Bellevue, located at 500 108th Avenue NE, Bellevue, Washington (the “Building”).

B.	Tenant has requested that additional space containing approximately 10,292 rentable square feet described, as Suite No. 1600 on the 16th floor of the Building shown on Exhibit A-1 hereto (the “Suite 1600 Expansion Space”) be added to the Original Premises effective as of January 1, 2007, and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	Tenant has requested that additional space containing approximately 4,676 rentable square feet described as Suite No. 1640 and Suite 1660 on the 16th floor of the Building shown on Exhibit A-2 hereto (the “Suite 1640 & 1660 Expansion Space”) be added to the Original Premises effective as of March 1, 2007, and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.
     NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.	Suite 1600 Expansion and Effective Date.
1.01.	Effective as of January 1, 2007 (the “Suite 1600 Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 12,282 rentable square feet on the 25th floor to 22,574 rentable square feet on the 16th and 25th floors by the addition of the Suite 1600 Expansion Space, and from and after the Suite 1600 Expansion Effective Date, the Original Premises and the Suite 1600 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Suite 1600 Expansion Space shall commence on the Suite 1600 Expansion Effective Date and end on the Termination Date. The Suite 1600 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 1600 Expansion Space.

1.02.	The Suite 1600 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 1600 Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Suite 1600 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 1600 Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.
2.	Suite 1640 & 1660 Expansion and Effective Date.
2.01.	Effective as of March 1, 2007 (the “Suite 1640 & 1660 Expansion Effective Date”), the Premises, as defined in the Lease, is further increased from 22,574 rentable square feet on the 16th and 25th floors to 27,250 rentable square feet on the 16th and 25th floors by the addition of the Suite 1640 & 1660 Expansion Space, and from and after the Suite 1640 & 1660 Expansion Effective Date, the Original Premises, the Suite 1600 Expansion Space and the Suite 1640 & 1660 Expansion Space, collectively, shall be deemed the Premises, as defined in the

1

Lease. The Term for the Suite 1640 & 1660 Expansion Space shall commence on the Suite 1640 & 1660 Expansion Effective Date and end on the Termination Date. The Suite 1640 & 1660 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 1640 & 1660 Expansion Space.
2.02.	The Suite 1640 & 1660 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 1640 & 1660 Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Suite 1640 & 1660 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Suite 1640 & 1660 Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.
3.	Base Rent For Suite 1600 Expansion Space. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Suite 1600 Expansion Space as follows:

	Annual Rate	Monthly
Period	Per Square Foot	Base Rent
1/1/07 through 12/31/07	$30.50	$26,158.83
1/1/08 through 12/31/08	$31.42	$26,947.89
1/1/09 through 12/31/09	$32.36	$27,754.09
1/1/10 through 12/31/10	$33.33	$28,586.03
1/1/11 through 12/31/11	$34.33	$29,443.70
1/1/12 through 7/31/12	$35.36	$30,327.09
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
4.	Base Rent For Suite 1640 & 1660 Expansion Space. In addition to Tenant’s obligation to pay Base Rent for the Original Premises and the Suite 1600 Expansion Space, Tenant shall pay landlord Base Rent for the Suite 1640 & 1660 Expansion Space as follows:

	Annual Rate	Monthly
Period	Per Square Foot	Base Rent
3/1/07 through 12/31/07	$30.50	$11,884.83
1/1/08 through 12/31/08	$31.42	$12,243.33
1/1/09 through 12/31/09	$32.36	$12,609.61
1/1/10 through 12/31/10	$33.33	$12,987.59
1/1/11 through 12/31/11	$34.33	$13,377.26
1/1/12 through 7/31/12	$35.36	$13,778.61
All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.
5.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $44,105.71 which is added to and becomes part of the Security Deposit, if any, held by Landlord as provided under Section 6 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $30,850.00 to $74,955.71.

6.	Tenant’s Pro Rata Share.
6.01	Suite 1600 Expansion Space. For the period commencing with the Suite 1600 Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Suite 1600 Expansion Space is 2.1988%.

6.02	Suite 1640 & 1660 Expansion Space. For the period commencing with the Suite 1640 & 1660 Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Suite 1640 & 1660 Expansion Space is 0.9990%.
7.	Expenses and Taxes.

2

7.01	Suite 1600 Expansion Space. For the period commencing with the Suite 1600 Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1600 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1600 Expansion Space is 2007.

7.02	Suite 1640 & 1660 Expansion Space. For the period commencing with the Suite 1640 & 1660 Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1640 & 1660 Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1640 & 1660 Expansion Space is 2007.
8.	Improvements to Expansion Spaces.
8.01.	Condition of Expansion Spaces. Tenant has inspected the Expansion Spaces and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

8.02.	Responsibility for Improvements to Expansion Spaces. Landlord shall perform improvements to the Suite 1600 Expansion Space and Suite 1640 & Suite 1660 Expansion Space in accordance with the Work Letter attached hereto as Exhibit B.
9.	Early Access. If Tenant is permitted to take possession of the either Expansion Space before the applicable Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to such the Expansion Space to Landlord for each day of possession prior to the applicable Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Rent for the such Expansion Space for any days of possession before the applicable Expansion Effective Date during which Tenant, with the approval of Landlord. is in possession of the such Expansion Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property therein.

10.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:
10.01	Parking.
A.	Termination of Temporary Surface Lot Spaces / Definition of Parking Facility and Spaces. Landlord and Tenant hereby acknowledge and agree that, pursuant to Section II.I of Exhibit F to the Lease, the agreement contained in Section II of Exhibit F to the Lease with respect to the Temporary Surface Lot Spaces was terminated effective as of July 1, 2006. Effective from and after the Suite 1600 Expansion Effective Date: (a) the Garage (as defined in Section II of Exhibit F to the Lease, and the Griffin Surface Lot (defined In Section 10.01.D below) are collectively referred to herein as the “Parking Facility”, (b) each instance of the word “Garage” in Section II of Exhibit F to the Lease is hereby replaced with the words “Parking Facility”, and (c) notwithstanding anything to the contrary contained in Section II.A of Section II of Exhibit F to the Lease, “Spaces” shall mean, collectively, the Garage Spaces, the Reserved Spaces (defined in Section 10.01.C below) and the Griffin Lot Spaces (defined in Section 10.01.D below).

B.	Increase in Number of Garage Spaces. For the portion of the Term commencing on the Suite 1600 Expansion Effective Date, the number of Garage Spaces which Tenant has the right, but not the obligation, to lease from Landlord (or the Operator) in the Garage pursuant to Section II of Exhibit F to the Lease, is increased from 24 to 54, such

3

additional 30 Spaces being referred to herein as the “Additional Garage Spaces”). From and after the Suite 1600 Expansion Effective Date, Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, the then current monthly rate for the unreserved parking in the Garage, inclusive of applicable tax thereon, if any, for each Additional Garage Space leased by Tenant hereunder, as such rate may be adjusted from time to time, subject to the Cap (defined in Section 10.01.E below). Landlord and Tenant acknowledge and agree that, as of the date hereof, the current monthly rate for unreserved parking in the Garage is $185.00, inclusive of any applicable tax thereon.
C.	Reserved Garage Spaces. Effective from and after the Suite 1600 Expansion Effective Date, Tenant shall have the right but not the obligation to lease from Landlord (or the Operator) and Landlord agrees to lease to Tenant (or cause the Operator to lease to Tenant), from time to time on a month-to-month basis (subject to termination by Tenant upon not less than 30 days’ prior written notice to Landlord) up to 5 (but not more than 5) of the Additional Garage Spaces on a reserved basis (the “Reserved Spaces”) for the use of Tenant and its employees. For the period beginning on the Suite 1600 Expansion Effective Date through December 31, 2008, Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, the sum of $225.00 per month, inclusive of applicable tax thereon, if any, for each Reserved Space leased by Tenant hereunder. From and after January 1, 2009, Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, the then current monthly rate for reserved parking in the Garage, inclusive of applicable tax thereon, if any, for each Reserved Space leased by Tenant hereunder, as such rate may be adjusted from time to time, subject to the Cap. Landlord and Tenant acknowledge and agree that, as of the date hereof, the current monthly rate for reserved parking in the Garage is $300.00, inclusive of any applicable tax thereon. Other than any Additional Garage Spaces leased pursuant to this Section C, any Additional Garage Spaces leased by Tenant shall be leased on an unreserved basis.

D.	Griffin Surface Lot Spaces. Effective from and after the Suite 1600 Expansion Effective Date, Tenant shall have the right but not the obligation to lease from Landlord, and Landlord agrees to lease to Tenant, from time to time on a month-to-month basis (subject to termination by Tenant upon not less than 30 days’ prior written notice to Landlord), a total of 15 unreserved parking spaces (the “Griffin Lot Spaces”) in the surface parking lot located on 108 Avenue NE 8th Avenue (the “Griffin Surface Lot”) for the use of Tenant and its employees. From and after the Suite 1600 Expansion Effective Date, Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, the then current monthly rate for reserved parking at the Griffin Surface Lot, inclusive of applicable tax thereon, if any, for each Reserved Space leased by Tenant hereunder, as such rate may be adjusted from time to time, subject to the Cap. Landlord and Tenant acknowledge and agree that, as of the date hereof, the current monthly rate for parking in the Griffin Lot is $160.00, inclusive of any applicable tax thereon.

E.	Cap on Monthly Parking Rates. Notwithstanding anything contained in this Section 10.01 to the contrary, with respect to the monthly parking rates applicable to the Additional Spaces, the Reserved Spaces and the Griffin Lot Spaces described above, such monthly parking rates shall not increase by more than 5% per calendar year on a compounding and cumulative basis over the course of the remainder of the Term (the “Cap”). In other words, the respective parking rates for the calendar year 2008 shall not exceed 105% of the respective parking rates for the calendar year 2007, and the respective parking rates for the calendar year 2009 shall not exceed 105% of the limit on the respective parking rates the respective parking rates for the calendar year 2008, etc. By way of illustration, the parking rate for the Griffin Spaces shall not exceed $168.00 during the calendar year 2008, nor shall it exceed $176.40 during the calendar year 2008, etc.

4

10.02	Right of First Offer.
A.	Grant of Option; Conditions. Tenant shall have a one time right of first offer (the “Right of First Offer”) with respect to the following suite (and with respect to each portion of such suite) that becomes Available (as defined below) after the date of mutual execution and delivery of this Amendment (such suite or portion thereof, a “Potential Offering Space”): the 3,142 rentable square feet known as Suite No. 1620 on the 16th floor of the Building shown on the demising plan attached hereto as Exhibit C. Tenant’s Right of First Offer shall be exercised as follows: at any time after Landlord has determined that any Potential Offering Space has become Available, but prior to leasing such Potential Offering Space to a party other than any existing tenant thereof, Landlord shall advise Tenant (the “Advice”) of the terms under which Landlord is prepared to lease such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (i) if such Potential Offering Space is not under lease to a third party as of the date of mutual execution and delivery of this Amendment, such Potential Offering Space shall be deemed to become Available when Landlord has located a prospective tenant that may be interested in leasing such Potential Offering Space; and (ii) if such Potential Offering Space is under lease to a third party as of the date of mutual execution and delivery this Lease, such Potential Offering Space shall be deemed to become Available when Landlord has determined that the third-party tenant of such Potential Offering Space will not extend or renew the tem of its lease, or enter into a new lease, for such Potential Offering Space. Tenant may lease any Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Notice of Exercise”) within 5 days after the date of the Advice, except that Tenant shall have no such Right of First Offer and Landlord need not provide Tenant with an Advice with respect to any Potential Offering Space, if:
(1)	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

(2)	no more than 50% of the Premises is sublet (other than pursuant to a Business Transfer, as defined in Section 11 of the Lease) at the time Landlord would otherwise deliver the Advice; or

(3)	the Lease has been assigned (other than pursuant to a Business Transfer, as defined in Section 11 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

(4)	Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice; or

(5)	such Potential Offering Space is not intended for the exclusive use of Tenant during the Term.
B.	Terms for Offering Space.
(1)	The term for the Offering Space shall commence upon the commencement date stated in the Advice and thereupon such Offering Space shall be considered a part of the Premises, provided that all of the terms stated in the Advice shall govern Tenant’s leasing of the Offering Space and only to the extent that they do not conflict with the Advice, the terms and conditions of the Lease shall apply to the Offering Space.

(2)	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the Advice, which terms and conditions shall reflect the Prevailing Market rate

5

for the Offering Space as determined in Landlord’s reasonable judgment.
(3)	Subject to the provisions of Section 10.02.E below, the Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.
C.	Termination of Right of First Offer. The rights of Tenant hereunder with respect to any Potential Offering Space shall terminate on the earlier to occur of: (i) July 31, 2010; (ii) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space within the 5 day period provided in Section A above; and (iii) the date Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section A above. In addition, if Landlord provides Tenant with an Advice for any Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other Potential Offering Space (such other Potential Offering Space subject to such expansion rights is referred to herein as an “Encumbered Potential Offering Space”) and Tenant does not exercise its Right of First Offer to lease such Offering Space pursuant to the Advice, Tenant’s Right of First Offer with respect to the Encumbered Potential Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 15 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Bellevue central business district under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

6

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.
10.03	Storage Space.
A.	Landlord leases to Tenant and Tenant accepts the space containing approximately 41 square feet described as Suite No. D-4(C) on the D level of the Building garage, as shown on Exhibit D attached hereto (the “Storage Space”), for the term (the “Storage Term”) commencing March 1, 2007 (“Storage Commencement Date”) and ending 1 month thereafter on March 31, 2007 (“Storage Expiration Date”). The Storage Term shall automatically renew for consecutive periods of one (1) month each until terminated by either party with at least 30 days’ advance written notice of termination delivered to the other party. Any such termination shall be effective as of the termination date specified in such notice. Notwithstanding anything to the contrary contained herein, if the Lease or Tenant’s right to possession of the Premises thereunder terminates prior to the Storage Expiration Date, as same may be extended herein, then the Storage Expiration Date shall be such earlier termination date.

B.	The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Space of any items to be placed therein. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personalty and other items placed therein by or on behalf of Tenant.

C.	Tenant shall pay rent for the Storage Space (“Storage Base Rent”) as follows:

	Annual Rate	Monthly Storage
Period	Per Square Foot	Base Rent
Storage Term (including any automatic renewal period(s))	$17.00	$58.08
All such Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.
D.	All terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Section 13 (Indemnity and Waiver of Claims) and Section 14 (Tenant’s Insurance), except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for

7

herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. The Storage Space shall not be included in the determination of Tenant’s Pro Rata Share under the Lease nor shall Tenant be required to pay Expenses in connection with the Storage Space.
E.	Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Storage Commencement Date.

F.	At any time and from time to time, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

G.	Storage Base Rent is deemed Rent under the Lease.

H.	If Tenant assigns the Lease or sublets all or any part of the Premises, Landlord, at its option, may terminate Tenant’s rights to the Storage Space effective as of 30 days after notice to Tenant. Additionally, notwithstanding anything set forth in Section 11 of the Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.
10.04	Contingency. This Amendment is expressly contingent upon Landlord, on or before December 29, 2006, entering into an agreement (the “UBS Termination Agreement”) with UBS Financial Services, Inc. (“UBS”) terminating, effective as of a date not later than December 31, 2006, that certain lease between Landlord and UBS dated January 14, 1992, pursuant to which UBS leases the Suite 1600 Expansion Space from Landlord. If Landlord and UBS fail to fully execute and deliver the UBS Termination Agreement, then, at Landlord’s option, this Amendment shall be null and void.
11.	Miscellaneous.
11.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

11.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

11.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

11.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

11.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

8

11.06.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Craig Levine of Washington Partners (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, other than Donald Matt of Equity Office Properties Management Corp. (“Landlord’s Broker”) in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

11.07	Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

11.08.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed his Amendment as of the day and year first above written.

LANDLORD: WA-CITY CENTER BELLEVUE, L.L.C., a Delaware limited liability company
By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

By:	/s/ Susan J. Murphy
Susan J. Murphy
Vice President — Leasing, Seattle Region

TENANT: INTELIUS, INC., a Delaware corporation
By:	/s/ Ed Petersen
	Name:	Ed Petersen
	Title:	EVP Sales & Marketing

9

THIS PAGE IS REQUIRED IF PROPERTY IS IN DELAWARE,
MICHIGAN, OHIO, UTAH OR WASHINGTON STATE
LANDLORD ACKNOWLEDGMENTS

STATE OF	Washington	)

COUNTY OF	King	)ss:

     I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that Susan J. Murphy, personally known to me to be the Vice President — Leasing of Equity Office Management, L.L.C., a Delaware limited liability company, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity, for the uses and purposes therein set forth.
     GIVEN under my hand and official seal this 29th day of Dec, 2006.
     [Notary Seal of Nathan Paul Good]

/s/ Nathan Paul Good
Notary Public

My Commission Expires: 1/9/08
TENANT ACKNOWLEDGMENTS

STATE OF	WA	)

COUNTY OF	KING	)ss:

     On this the 28 day of December , 2006, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgements personally appeared Ed Petersen known to me to be EV President of INTELIUS, INC., a Delaware corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so do to, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.
     IN WITNESS WHEREOF, I hereunto set my hand and official seal.

[illegible]
Notary Public

My Commission Expires: 5/20/10

10